News Release	For Immediate Release

Contact: Jeff Laudin	February 12, 2013
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Announces Fourth Quarter and
Fiscal Year 2012 Results

Highlights:

•	Fourth quarter sales increased 8%, operating income rose 44%.

•	Fourth quarter Utility Support Structures Segment sales rose 25%, operating income increased 60%.

•	Fourth quarter Irrigation Segment sales improved 13%, operating income increased 49%.

•	Fourth quarter diluted earnings per share were $2.43, compared with $1.83 diluted per-share adjusted earnings reported in the fourth quarter of 2011 (see table on last page).

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, reported fourth quarter sales of $815.0 million compared with $752.7 million for the same period of 2011. Fourth quarter 2012 operating income was $111.7 million versus $77.4 million in 2011. When comparing this year’s $2.43 fourth quarter diluted earnings per share to last year’s reported fourth quarter diluted earnings per share of $4.33, it should be noted that included in last year’s fourth quarter was $2.50 per share of favorable one-time items recognized as a result of a reorganization of the Company’s legal structure. Excluding those favorable one-time items, fourth quarter 2011 diluted earnings per share were $1.83.

For fiscal 2012, sales were $3.0 billion versus $2.7 billion in 2011. Operating income for fiscal 2012 was $382.3 million versus $263.3 million in 2011. Valmont’s fiscal year net earnings were $234.1 million, or $8.75 per diluted share compared with 2011 fiscal year earnings of $228.3 million, or $8.60 per diluted share, which included the aforementioned $2.50 per share of favorable one-time items in the fourth quarter of 2011.

Fourth Quarter Review:

“The main drivers of record fourth quarter operating results were the substantial sales increases in the Utility Support Structures and Irrigation Segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Increased sales of wireless communication products and intercompany sales of utility products contributed to improved results in the Engineered Infrastructure Products Segment. In the Coatings Segment, a decline in Australian demand was the main reason for lower sales. Those businesses reported in “Other” had improved operating margins despite lower sales.

“Increased volumes in both the Utility Support Structures and Irrigation Segments allowed us to realize significant fixed cost leverage during the quarter. This led to a 13.7% operating margin for the quarter, compared with last year’s 10.3%.”

Fourth Quarter Segment Review:

Utility Support Structures Segment (30% of 4th Quarter Sales)
Steel and concrete structures for the global electric utility industry.

Sales of $252.6 million were 25% higher than 2011, mostly as a result of increased large-project demand from North American utility customers. Electric utilities continued to invest in structures for the transmission grid to improve reliability, add physical capacity and increase the interconnectivity of regional transmission grids. International utility sales increased, primarily due to higher export sales from China.

Valmont believes the transmission infrastructure needed to meet the objectives of improved reliability and interconnectivity will drive a multi-year period of high demand for utility structures. Consequently, in addition to capacity expansions announced earlier in the year, the Company made an additional investment in manufacturing capacity by purchasing a facility in Columbus, Nebraska during the fourth quarter.

Operating income rose 60% to $47.1 million, which represents 18.7% of sales. The increase in operating income was due to an improving mix of orders and the positive impact of volume and SG&A leverage.

Irrigation Segment (24% of 4th Quarter Sales)
Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales rose 13% to $203.4 million, with gains in North America more than offsetting a decline in international sales. While sales increased in most regions, total international sales declined due to a reduction in project business in North Africa.

North American demand was supported by a couple of factors. Historically high crop prices resulted in high levels of farm income. In addition, last summer’s drought impacted many growing regions of the U.S.  Following periods of drought, in addition to the inherent benefits of mechanized irrigation, the economic benefits of irrigation during a drought becomes an additional driver. As a result, a large number of growers are seeking the benefits of irrigation. This led to record order rates and greatly improved sales during the fourth quarter.

Long-term drivers remain strong for the irrigation market. World population growth and dietary improvement create a long-term increasing demand for food. Water availability concerns will pressure agriculture to reduce its water consumption over time. Valmont’s mechanized irrigation equipment helps to provide a solution to this global dilemma by improving farm productivity and using water efficiently.

Operating income grew 49% to $40.5 million and was 19.9% of segment sales. The improvement in operating margin was largely the result of operating leverage, a favorable sales mix and good factory performance.

Engineered Infrastructure Products Segment (27% of 4th Quarter Sales)
Lighting, traffic and highway safety products, wireless communication structures and components, and industrial gratings and access systems worldwide.

Fourth quarter sales were $229.1 million, a 4% increase over 2011. In North America, sales of lighting and traffic products were flat and the market environment was little changed. Intercompany sales to the utility division were higher than last year.

Sales of lighting and traffic structures in Europe were lower due to continued economic weakness and government austerity programs. Lower sales comparisons also reflect the exit in 2011 from certain geographic operations.

In the Asia-Pacific region, sales rose in all product lines, particularly in the Webforge engineered access systems business.

Sales of wireless communication structures and components were higher in North American markets and lower in China.

Operating income was $13.1 million, or 5.7% of segment sales. Excluding the impact of one-time charges to reduce the carrying value of certain trade names in the fourth quarter of 2011, fourth quarter segment operating income in 2012 was slightly improved over 2011. The improvement was mostly due to increased performance in wireless communication in North America and broad improvement in the Asia-Pacific businesses, which more than offset decreased profitability in the global lighting businesses.

Coatings Segment (10% of 4th Quarter Sales)
Hot-dip galvanizing, and other coatings to protect against corrosion of steel and aluminum in global markets.

Sales of $83.2 million were 7% lower than last year. Most of the sales decline was attributable to reduced demand in Australian markets reflecting a slowdown in construction in eastern Australia. In North America, sales were comparable to last year with increased internal irrigation and utility demand offsetting lower custom demand.

During the fourth quarter, the Company acquired Pure Metal Galvanizing in Ontario, Canada. This acquisition expands Valmont’s North American footprint and complements our global portfolio. The acquisition had minimal impact on fourth quarter results. Integration activities are proceeding on schedule.

Operating income declined 10% to $17.1 million, or 20.5% of segment sales due to the reduction in Australian volumes.

2012 Fiscal Year Review:

“Very strong utility and irrigation market demand were the main drivers of record results in 2012,” said Mr. Bay. “Looking at results by segment, the Utility Support Structures Segment benefited from significantly increased investments by utility companies in the transmission grid.  In the Irrigation Segment, increased demand for feed-grains, strong crop prices and historically high farm incomes led to record demand for mechanized irrigation equipment. In the second half of the year, widespread drought in North America accelerated demand. Sales in international irrigation markets were modestly higher for the year. In the Engineered Infrastructure Products Segment, sales increases in the North American and Asia-Pacific regions more than offset lower sales in Europe. The most significant contributor to increased profitability for the segment was improved performance in the North American wireless communication business. Our coatings business operated well, generating increased profitability on slightly lower sales.

"For the year, operating income as a percent of sales for the Company improved substantially from 9.9% to 12.6%."

Subsequent Event:

On February 5, 2013 the Company acquired privately-held Locker Group Holdings Pty Ltd., a market leader in Australia and Asia for the manufacture of perforated and expanded metal for the non-residential market, industrial flooring and handrails for the access systems market, and screening media for applications in the industrial and mining sectors.

2013 Outlook:

“We expect another record performance in 2013,” Mr. Bay said, “The current demand for Utility Support Structures is strong as reflected by our record backlogs at year end. We expect a solid first-half in the Irrigation Segment, which also had record year-end backlogs. In the Coatings Segment we expect solid demand and continued good performance. In the Engineered Infrastructure Products Segment, despite continued restraint in government spending we still expect a modest sales increase and continued profitability gains. While it is still early in the year, we currently expect low teens revenue growth and high teens earnings growth for 2013.”

An audio discussion of Valmont’s fourth quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 98703081 or via the Internet at 8:00 a.m. CST February 13, 2013, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event you may listen by accessing the above link or by telephone. Dial 1-855-859-2056 or 404-537-3406, and enter the Conference ID#: 98703081 beginning February 13, 2013 at 10:00 a.m. CST through 12:00 p.m. CST on February 20, 2013.

Valmont a the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)
(unaudited)

	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended

	29-Dec-12	31-Dec-11	29-Dec-12	31-Dec-11
Net sales	$ 815,037	$ 752,730	$ 3,029,541	$ 2,661,480
Cost of sales	590,692	557,785	2,227,085	1,994,670
Gross profit	224,345	194,945	802,456	666,810
Selling, general and administrative expenses	112,601	117,588	420,160	403,500
Operating income	111,744	77,357	382,296	263,310
Other income (expense):
Interest expense	(7,968)	(9,460)	(31,625)	(36,175)
Interest income	2,191	2,346	8,272	9,265
Other	(560)	(1,867)	347	(2,643)
	(6,337)	(8,981)	(23,006)	(29,553)
Earnings before income taxes and equity in
earnings of nonconsolidated subsidiaries	105,407	68,376	359,290	233,757
Income tax expense	39,497	(46,022)	126,502	4,590
Earnings before equity in earnings of
nonconsolidated subsidiaries	65,910	114,398	232,788	229,167
Equity in earnings of nonconsolidated subsidiaries	817	3,550	6,128	8,059
Net earnings	66,727	117,948	238,916	237,226
Less: Earnings attributable to non-controlling interests	(1,691)	(3,217)	(4,844)	(8,918)
Net earnings attributable to Valmont Industries, Inc.	$ 65,036	$ 114,731	$ 234,072	$ 228,308

Average shares outstanding (000's) - Basic	26,517	26,361	26,471	26,329
Earnings per share - Basic	$ 2.45	$ 4.35	$ 8.84	$ 8.67

Average shares outstanding (000's) - Diluted	26,812	26,499	26,764	26,550
Earnings per share - Diluted	$ 2.43	$ 4.33	$ 8.75	$ 8.60

Cash dividends per share	$ 0.225	$ 0.180	$ 0.855	$ 0.705

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Fourth Quarter 13 Weeks Ended		Year-to-Date 52 Weeks Ended

	29-Dec-12	31-Dec-11	29-Dec-12	31-Dec-11
Sales
Engineered Infrastructure Products	$ 229,115	$ 220,003	$ 882,106	$ 817,593
Utility Support Structures	252,556	202,848	873,520	624,870
Coatings	83,155	88,905	334,552	327,322
Irrigation	203,427	180,640	750,641	666,007
Other	82,980	85,009	328,737	331,986
Total	851,233	777,405	3,169,556	2,767,778

Intersegment sales
Engineered Infrastructure Products	(11,731)	(6,961)	(48,793)	(24,996)
Utility Support Structures	(785)	2,634	(3,857)	(4,105)
Coatings	(14,216)	(12,251)	(52,478)	(46,534)
Irrigation	449	(103)	(49)	(111)
Other	(9,913)	(7,994)	(34,838)	(30,552)
Total	(36,196)	(24,675)	(140,015)	(106,298)

Net sales
Engineered Infrastructure Products	217,384	213,042	833,313	792,597
Utility Support Structures	251,771	205,482	869,663	620,765
Coatings	68,939	76,654	282,074	280,788
Irrigation	203,876	180,537	750,592	665,896
Other	73,067	77,015	293,899	301,434
Total	$ 815,037	$ 752,730	$ 3,029,541	$ 2,661,480

Operating Income
Engineered Infrastructure Products	$ 13,106	$ 9,846	$ 54,013	$ 40,753
Utility Support Structures	47,124	29,429	129,025	70,643
Coatings	17,070	19,056	71,641	58,656
Irrigation	40,450	27,136	143,605	107,759
Other	13,162	12,769	46,575	45,670
Corporate	(19,168)	(20,879)	(62,563)	(60,171)
Total	$ 111,744	$ 77,357	$ 382,296	$ 263,310

The backlog of orders for the principal products manufactured and marketed was $903 million at the end of the  2012 fiscal year and $703 million at the end of the 2011 fiscal year. We anticipate that most of the backlog of orders will be  filled during fiscal year 2013. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	29-Dec-12	31-Dec-11
Engineered Infrastructure Products	$ 212	$ 208
Utility Support Structures	434	383
Irrigation	231	97
Other	26	15
	$ 903	$ 703

The company has four reportable segments based on its management structure.

Engineered Infrastructure Products: This segment consists of the manufacture of engineered metal structures and components for global lighting and traffic, wireless communication, roadway safety and access systems applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of forged steel grinding media, tubular products, electrolytic manganese dioxide and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Dec-12	31-Dec-11
ASSETS
Current assets:
Cash and cash equivalents	$ 414,129	$ 362,894
Accounts receivable, net	515,902	426,683
Inventories	412,384	393,782
Prepaid expenses	25,144	25,765
Refundable and deferred income taxes	58,381	43,819
Total current assets	1,425,940	1,252,943
Property, plant and equipment, net	512,612	454,877
Goodwill and other assets	629,999	598,256
	$ 2,568,551	$ 2,306,076

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 224	$ 235
Notes payable to banks	13,375	11,403
Accounts payable	212,424	216,729
Accrued expenses	180,408	157,128
Income taxes payable	-	17,808
Dividend payable	6,002	4,767
Total current liabilities	412,433	408,070
Long-term debt, excluding current installments	472,593	474,415
Other long-term liabilities	276,515	225,680
Shareholders' equity	1,407,010	1,197,911
	$ 2,568,551	$ 2,306,076

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS
REGULATION G RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)
Non-recurring items listed below relate to: a one-time tax benefit from a legal reorganization and the net effect of other significant 2011 non-recurring items.
	Quarter ended December 31, 2011	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$ 114,731	$ 4.33

Tax benefit from legal reorganization	(66,026)	-2.49

Other non-recurring items - net of tax	(215)	-0.01

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$ 48,490	$ 1.83